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                                (CONNETICS LOGO)

COMPANY CONTACT                               INVESTOR RELATIONS
John L. Higgins                               Bruce Voss or Ina McGuinness
Chief Financial Officer                       Lippert/Heilshorn & Associates
(650) 843-2800                                (310) 691-7100
jhiggins@connetics.com                        bvoss@lhai.com


                   CONNETICS' NEW DRUG APPLICATION FOR EXTINA
                     HAS BEEN ACCEPTED FOR FILING BY THE FDA

PALO ALTO, CALIF. (April 8, 2004) - Connetics Corporation (Nasdaq NM: CNCT), a specialty pharmaceutical company focused on dermatology, today announced that it has received confirmation that the U.S. Food and Drug Administration (FDA) has accepted for filing the Company's New Drug Application (NDA) for Extina(TM), as of January 26, 2004 with a user fee goal date of September 24, 2004.

Extina is an investigational new drug formulation of 2% ketoconazole delivered in the Company's proprietary VersaFoam(TM) delivery system, as a potential new treatment for seborrheic dermatitis.

ABOUT CONNETICS

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are OLUX(R) (clobetasol propionate) Foam, 0.05%, Luxiq(R) (betamethasone valerate) Foam, 0.12%, and Soriatane(R) (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina(TM), a foam formulation of the antifungal drug ketoconazole, Actiza(TM), a foam formulation of clindamycin for treating acne, and Velac(R), a combination of clindamycin and tretinoin for treating acne. Connetics has branded its innovative foam drug delivery vehicle VersaFoam(TM). These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

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